Exhibit 99.1

February 20, 2025

IDACORP, Inc. Announces Fourth Quarter and Year-End 2024 Results, Initiates 2025 Earnings Guidance

BOISE, Idaho--IDACORP, Inc. (NYSE: IDA) reported fourth quarter 2024 net income attributable to IDACORP of $37.9 million, or $0.70 per diluted share, compared with $31.3 million, or $0.61 per diluted share, in the fourth quarter of 2023. For the full year ended December 31, 2024, IDACORP reported net income attributable to IDACORP of $289.2 million, or $5.50 per diluted share, compared with $261.2 million, or $5.14 per diluted share, in 2023.

“IDACORP's earnings in 2024 benefited from continued strong customer growth, rate changes, spring and summer weather conditions that contributed to higher customer usage, and the use of tax credits under the company’s Idaho regulatory mechanism,” said IDACORP President and Chief Executive Officer Lisa Grow. "Higher depreciation and financing costs partially offset those benefits during the year, as we continued to acquire resources and build infrastructure to respond to rapidly growing customer needs."

“To support ongoing growth and energy reliability and resiliency for all of our customers, we anticipate another year of substantial capital investment,” Grow added.

IDACORP is initiating its full-year 2025 earnings guidance in the range of $5.65 to $5.85 per diluted share with the expectation that Idaho Power will use between $60 and $77 million of additional tax credits available under the Idaho regulatory mechanism in 2025. The earnings guidance also assumes normal weather conditions and power supply expenses throughout the year.

Summary of Financial Results

The following is a summary of net income attributable to IDACORP and IDACORP's earnings per diluted share for the three months and year ended December 31, 2024 and 2023 (in thousands, except earnings per share amounts):

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Net income attributable to IDACORP, Inc.	$37,876	$31,259	$289,174	$261,195
Weighted average outstanding shares – diluted	53,919	50,934	52,615	50,806
IDACORP, Inc. earnings per diluted share	$0.70	$0.61	$5.50	$5.14

The table below provides a reconciliation of net income attributable to IDACORP for the three months and year ended December 31, 2024, from the same periods in 2023 (items are in millions and are before related income tax impact unless otherwise noted):

	Three months ended		Year ended
Net income attributable to IDACORP, Inc. - December 31, 2023		$31.3		$261.2
Increase (decrease) in Idaho Power net income:
Retail revenues per megawatt-hour (MWh), net of power cost adjustment and Idaho Fixed Cost Adjustment (FCA) mechanisms	8.7		52.7
Customer growth, net of associated power supply costs and power cost adjustment mechanisms	1.9		19.0
Usage per retail customer, net of associated power supply costs and power cost adjustment mechanisms	2.5		4.5
Transmission wheeling-related revenues, net of Idaho jurisdiction power cost adjustment (PCA) mechanism impacts	—		(3.0)
Other operations and maintenance (O&M) expenses	(13.2)		(61.1)
Depreciation expense	(6.3)		(28.1)
Other changes in operating revenues and expenses, net	11.8		30.8
Increase in Idaho Power operating income	5.4		14.8
Non-operating expense, net	(2.5)		(2.2)
Additional accumulated deferred investment tax credits (ADITC) amortization	14.8		29.8
Income tax expense, excluding additional ADITC amortization	(13.9)		(18.6)
Total increase in Idaho Power net income		3.8		23.8
Other IDACORP changes (net of tax)		2.8		4.2
Net income attributable to IDACORP, Inc. - December 31, 2024		$37.9		$289.2

Net Income - Fourth Quarter 2024

IDACORP's net income increased $6.6 million for the fourth quarter of 2024 compared with the fourth quarter of 2023, due primarily to higher net income at Idaho Power.

The net increase in retail revenues per MWh, net of power cost adjustment and FCA mechanisms, increased operating income by $8.7 million in the fourth quarter of 2024 compared with the fourth quarter of 2023. The increase is due primarily to higher Idaho base rates, effective January 1, 2024, per the terms of the settlement stipulation for Idaho Power's 2023 Idaho general rate case (2023 Settlement Stipulation).

Idaho Power's customer growth of 2.6% added $1.9 million to Idaho Power's operating income in the fourth quarter of 2024 compared with the fourth quarter of 2023. Usage per retail customer increased operating income by $2.5 million in the fourth quarter of 2024 compared with the fourth quarter of 2023.

Total other O&M expenses in the fourth quarter of 2024 were $13.2 million higher than the fourth quarter of 2023, mainly driven by approximately $4.7 million of increased pension-related expenses and an approximate $7.5 million increase in wildfire mitigation program and related insurance expenses. Both of these increases in expenses were partially offset by increases in retail revenues, as more costs are now recovered in base rates pursuant to the 2023 Settlement Stipulation.

Depreciation expense increased $6.3 million in the fourth quarter of 2024 compared with the fourth quarter of 2023 due primarily to an increase in plant-in-service.

Other changes in operating revenues and expenses, net, increased operating income by $11.8 million in the fourth quarter of 2024 compared with the fourth quarter of 2023, due primarily from the successful conclusion to multi-year litigation efforts challenging Idaho and Oregon property tax valuations which resulted in refunds of prior year taxes being finalized in the fourth quarter of 2024. The change was also partially due to the timing of recording and adjusting regulatory accruals and deferrals.

Non-operating expense, net, increased $2.5 million in the fourth quarter of 2024 compared with the fourth quarter of 2023. Interest expense on long-term debt increased in the fourth quarter of 2024 compared with the fourth quarter of 2023, due primarily to an increase in long-term debt balances. In addition, Idaho Power's earnings from its investment in Bridger Coal Company (BCC) decreased $2.4 million in the fourth quarter of 2024 compared with the fourth quarter of 2023, due to a decrease in the amount included and recovered in base rates pursuant to the 2023 Settlement Stipulation. These increases were partially offset by an increase in AFUDC income in the fourth quarter of 2024 compared to fourth quarter of 2023, as the average construction work in progress balance was higher. Additionally, interest income increased due to higher average cash balances and interest rates compared with 2023.

The increase in income tax expense was primarily due to fourth quarter 2023 plant-related tax adjustments that resulted in a benefit at Idaho Power. Idaho Power recorded $7.3 million of additional ADITC amortization under its Idaho regulatory settlement stipulation in the fourth quarter of 2024, but reversed $7.5 million of additional ADITC amortization during the fourth quarter of 2023.

Net Income - Full-Year 2024

IDACORP's net income increased $28 million for 2024 compared with 2023, due primarily to higher net income at Idaho Power.

The net increase in retail revenues per MWh, net of power cost adjustment and FCA mechanisms, increased operating income by $52.7 million in 2024 compared with 2023. This benefit was primarily due to an overall increase in Idaho base rates, effective January 1, 2024, per the terms of the 2023 Settlement Stipulation.

Idaho Power's customer growth of 2.6 percent added $19.0 million to Idaho Power's operating income in 2024 compared with 2023. Usage per retail customer increased operating income by $4.5 million in 2024 compared with 2023. Overall, usage per customer was relatively flat for most customer classes, with irrigation customers representing an increase, as higher temperatures during the summer led irrigation customers to run irrigation pumps more frequently.

Transmission wheeling-related revenues, net of PCA impacts, decreased $3.0 million during 2024 compared with 2023. Effective January 1, 2024, financial settlement of transmission line losses were subject to the PCA mechanism, as approved in the 2023 Settlement Stipulation, resulting in a smaller contribution of those revenues to net income compared with 2023 when the financial settlement of transmission losses was not subject to the PCA mechanism.

Other O&M expenses in 2024 were $61.1 million higher than in 2023, primarily related to approximately $17.7 million of increased pension-related expenses and an approximate $29.5 million increase in wildfire mitigation program and related insurance expenses. Both of these increases were partially offset by increases in retail revenues, as more of those costs are now recovered in base rates pursuant to the 2023 Settlement Stipulation. Inflationary pressures on labor-related costs also contributed to the increase in other O&M expenses. These increases were partially offset by an $8.5 million increase in deferral of other O&M expenses related to the conversion from coal to natural gas for two units at the Jim Bridger plant.

Depreciation expense increased $28.1 million in 2024 compared to 2023, due primarily to an increase in plant-in-service.

Other changes in operating revenues and expenses, net, increased operating income by $30.8 million in 2024 compared to 2023, due partially to a decrease in net power supply expenses that were not deferred for future recovery in rates through Idaho Power's power cost adjustment mechanisms. More moderate wholesale natural gas and power market prices in the western United States and increased wholesale energy sales decreased Idaho Power's net power supply expenses in 2024 compared with 2023. In addition, property taxes contributed to the increase from 2023 to 2024, due primarily to the successful conclusion of multi-year litigation efforts challenging Idaho and Oregon property tax valuations, which resulted in refunds of prior year taxes being finalized in 2024. The change was also partially due to the timing of recording and adjusting regulatory accruals and deferrals.

Non-operating expense, net, increased $2.2 million in 2024 compared with 2023. Interest expense on long-term debt increased in 2024 compared with 2023, due primarily to an increase in long-term debt balances. In addition, Idaho Power's earnings from its investment in BCC decreased due to a decrease in the amount included and recovered in base rates pursuant to the 2023 Settlement Stipulation. These increases were partially offset by an increase in AFUDC income in 2024 compared with 2023, as the average construction work in progress balance was higher. Additionally, interest income increased due to higher average cash balances and interest rates compared with 2023.

Idaho Power recorded $29.8 million of additional ADITC amortization under its Idaho regulatory settlement stipulation during 2024, but recorded no additional ADITC amortization during 2023. The $18.6 million increase in income tax expense, excluding additional ADITC amortization, in 2024 compared with 2023 was primarily due to higher income before income taxes and variances in flow-through tax adjustments.

Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is initiating its earnings guidance estimate for 2025. The 2025 guidance incorporates all of the key operating and financial assumptions listed in the table that follows (in millions, except per share amounts):

	2025 Estimate(1)	2024 Actual(2)
IDACORP Earnings Guidance (per diluted share)	$ 5.65 – $ 5.85	$ 5.50
Idaho Power Additional ADITCs	$ 60 – $ 77	$ 29.8
Idaho Power O&M Expense	$ 465 – $ 475	$ 461
Idaho Power Capital Expenditures, Excluding AFUDC	$ 1,000 – $ 1,100	$ 943
Idaho Power Hydropower Generation (MWh)	6.5 – 8.5	7.2

(1) As of February 20, 2025. Assumes normal weather conditions and power supply expenses through the end of 2025.
(2) On an accrual basis.

More detailed financial and operational information is provided in IDACORP’s Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission, which is also available for review on IDACORP’s website at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live webcast on IDACORP's website (www.idacorpinc.com), or by calling (855) 761-5600 for listen-only mode. The passcode for the call is 9290150. The conference call logistics are also posted on IDACORP's website. Slides will be included during the conference call. To access the slide deck, please visit www.idacorpinc.com/investor-relations. A replay of the conference call will be available on the company's website for 12 months and will be available shortly after the call.

Background Information

IDACORP, Inc. (NYSE: IDA), Boise, Idaho-based and formed in 1998, is a holding company comprised of Idaho Power, a regulated electric utility; IDACORP Financial, an investor in affordable housing and other real estate tax credit investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978. Idaho Power, headquartered in vibrant and fast-growing Boise, Idaho, has been a locally operated energy company since 1916. Today, it serves a 24,000-square-mile service area in Idaho and Oregon. Idaho Power’s goal to provide 100% clean energy by 2045 builds on its long history as a clean-energy leader that provides reliable service at affordable prices. With 17 low-cost hydropower projects at the core of its diverse energy mix, Idaho Power’s residential, business, and agricultural customers pay among the nation's lowest prices for electricity. Its 2,100 employees proudly serve more than 650,000 customers with a culture of safety first, integrity always, and respect for all. To learn more about IDACORP or Idaho Power, visit www.idacorpinc.com or www.idahopower.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. (IDACORP) and Idaho Power Company (Idaho Power) may contain) statements that relate to future events and expectations, such as statements regarding projected or future financial performance, power generation, cash flows, capital expenditures, regulatory filings, dividends, capital structure or ratios, load forecasts, strategic goals, challenges, objectives, and plans for future operations. Such statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "could," "estimates," "expects," "intends," "potential," "plans," "predicts," "preliminary," "projects," "targets," "may," "may result," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance, involve estimates, assumptions, risks, and uncertainties, and may differ materially from actual results, performance, or outcomes. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include those factors set forth in this press release, IDACORP's and Idaho Power's most recent Annual Report on Form 10-K, particularly Part I, Item 1A - "Risk Factors" and Part II, Item 7 - "Management’s Discussion and Analysis of Financial Condition and Results of Operations" of that report, subsequent reports filed by IDACORP and Idaho Power with the U.S. Securities and Exchange Commission (SEC), and the following important factors: (a) decisions or actions by the Idaho and Oregon public utilities commissions and the Federal Energy Regulatory Commission that impact Idaho Power's ability to recover costs and earn a return on investment; (b) changes to or the elimination of Idaho Power's regulatory cost recovery mechanisms; (c) expenses and risks associated with capital expenditures and contractual obligations for, and the permitting and construction of, utility infrastructure projects that Idaho Power may be unable to complete, are delayed, or that may not be deemed prudent by regulators for cost recovery or return on investment; (d) expenses and risks associated with supplier and contractor delays and failure to satisfy project quality and performance standards on utility infrastructure projects, and the potential impacts of those delays and failures on Idaho Power's ability to serve customers and generate revenues; (e) the rapid addition of new industrial and commercial customer load and the volatility of such new load demand, resulting in increased risks and costs of power demand potentially exceeding available supply; (f) the potential financial impacts of industrial customers not meeting forecasted power usage ramp rates or amounts; (g) impacts of economic conditions, including an inflationary or recessionary environment and interest rates, on items such as operations and capital investments, supply costs and delivery delays, supply scarcity and shortages, population growth or decline in Idaho Power's service area, changes in customer demand for electricity, revenue from sales of excess power, credit quality of counterparties and suppliers and their ability to meet financial and operational commitments and on the timing and extent of counterparties’ power usage, and collection of receivables; (h) changes in residential, commercial, and industrial growth and demographic patterns within Idaho Power's service area, and the associated impacts on loads and load growth; (i) employee workforce factors, including the operational and financial costs of unionization or the attempt to unionize all or part of the companies' workforce, the cost and ability to attract and retain skilled workers and third-party contractors and suppliers, the cost of living and the related impact on recruiting employees, and the ability to adjust to fluctuations in labor costs; (j) changes in, failure to comply with, and costs of compliance with laws, regulations, policies, orders, and licenses, which may result in penalties and fines, increase compliance and operational costs, and impact recovery associated with increased costs through rates; (k) abnormal or severe weather conditions, wildfires, droughts, earthquakes, and other natural phenomena and natural disasters, which affect customer sales, hydropower generation, repair costs, service interruptions, public safety power shutoffs and de-energization, liability for damage caused by utility property, and the availability and cost of fuel for generation plants or purchased power to serve customers; (l) advancement and adoption of self-generation, energy storage, energy efficiency, alternative energy sources, and other technologies that may reduce Idaho Power's sale or delivery of electric power or introduce operational vulnerabilities to the power grid; (m) variable hydrological conditions and over-appropriation of surface and groundwater in the Snake River Basin, which may impact the amount of power generated by Idaho Power's hydropower facilities and power supply costs; (n) ability to acquire equipment, materials, fuel, power, and transmission capacity on reasonable terms and prices, particularly in the event of unanticipated or abnormally high resource demands, price volatility (including as a result of new or increased tariffs), lack of physical availability, transportation constraints, outages due to maintenance or repairs to generation or transmission facilities, disruptions in the supply chain, or reduced credit quality or lack of counterparty and supplier credit; (o) inability to timely obtain and the cost of obtaining and complying with required governmental permits and approvals, licenses, rights-of-way, and siting for transmission and generation projects and hydropower facilities; (p) disruptions or outages of Idaho Power's generation or transmission systems or of any interconnected transmission systems, which can result in liability for Idaho Power, increased power supply costs and repair expenses, and reduced revenues; (q) accidents, electrical contacts, fires (either affecting or caused by Idaho Power facilities or infrastructure), explosions, infrastructure failures, general system damage or dysfunction, and other unplanned events that may occur while operating and maintaining assets, which can cause unplanned outages; reduce generating output; damage company assets, operations, or reputation; subject Idaho Power to third-party claims for property damage, personal injury, or loss of life; or result in the imposition of fines and penalties; (r) acts or threats of terrorism, acts of war, social unrest, cyber or physical security attacks, and other malicious acts of individuals or groups seeking to disrupt Idaho Power's operations or the electric power grid or compromise data, or the disruption or damage to the companies’ business, operations, or reputation resulting from such events; (s) Idaho Power's concentration in one industry and one region, and the resulting exposure to regional economic conditions and regional legislation and regulation; (t) unaligned goals and positions with co-owners of Idaho Power’s existing and planned generation and transmission assets; (u) changes in tax laws or related regulations or interpretations of applicable laws or regulations by federal, state, or local taxing jurisdictions, and the availability of expected tax credits or other tax benefits; (v) ability to obtain debt and equity financing or refinance existing debt when necessary and on satisfactory terms, which can be affected by factors such as credit ratings, reputational harm, volatility or disruptions in the financial markets, interest rates, decisions by the Idaho, Oregon, or Wyoming public utility commissions, and the companies' past or projected financial performance; (w) ability to enter into financial and physical commodity hedges with creditworthy counterparties to manage price and commodity risk for fuel, power, and transmission, and the failure of any such risk management and hedging strategies to work as intended, and the potential losses the companies may incur on those hedges, which can be affected by factors such as the volume of hedging transactions and degree of price volatility; (x) changes in actuarial assumptions, changes in interest rates, increasing health care costs, and the actual and projected return on plan assets for pension and other postretirement plans, which can affect future pension and other postretirement plan funding obligations, costs, and liabilities and the companies' cash flows; (y) remediation costs associated with planned cessation of coal-fired operations at Idaho Power's co-owned coal plants and conversion of the plants to natural gas; (z) ability to continue to pay dividends and achieve target dividend payout ratios based on financial performance and capital requirements, and in light of credit rating considerations, contractual covenants and restrictions, cash flows, and regulatory limitations; (aa) adoption of or changes in accounting policies and principles, changes in accounting estimates, and new SEC or New York Stock Exchange requirements or new interpretations of existing requirements; and (bb) changing market dynamics due to the emergence of day ahead or other energy and transmission markets in the western United States and surrounding regions. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for the companies to predict all such factors, nor can they assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

John R. Wonderlich	Jordan Rodriguez
Investor Relations Manager	Corporate Communications
Phone: (208) 388-5413	Phone: (208) 388-2460
JWonderlich@idahopower.com	JRodriguez@idahopower.com

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